ADDITIONAL COMPENSATION AGREEMENT


     ADDITIONAL COMPENSATION AGREEMENT (the "Agreement"), dated as of November __, 2004, between Morgan Asset Management, Inc. (the "Investment Advisor") and Morgan Keegan & Company, Inc. ("Morgan Keegan").

     WHEREAS, RMK Advantage Income Fund, Inc. (the "Fund") is a newly-organized, diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended, and its common shares are registered under the Securities Act of 1933, as amended;

     WHEREAS, Morgan Keegan is acting as lead underwriter in an offering (the "Offering") of the Fund's common shares;

     WHEREAS, the Investment Advisor desires to provide additional compensation to Morgan Keegan for acting as lead underwriter in the Offering; and

     WHEREAS, the Investment Advisor desires to retain Morgan Keegan to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis, and Morgan Keegan is willing to render such services.

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

     SECTION 1.

     (a) The Investment Advisor hereby employs Morgan Keegan, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of the Investment Advisor: (i) to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis; (ii) to provide relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of the Investment Advisor in connection therewith; (iii) to provide information to and consult with the Investment Advisor with respect to applicable strategies designed to address market value discounts, if any; and (iv) to provide assistance with answering questions from broker-dealers and investors concerning the Fund.

     (b) At the request of the Investment Advisor, Morgan Keegan shall limit or cease any action or service provided hereunder to the extent and for the time period requested by the Investment Advisor; provided, however, that pending termination of this Agreement as provided for in Section 5 hereof, any such limitation or cessation shall not relieve the Investment Advisor of its payment obligations pursuant to Section 2 hereof.

     (c) Morgan Keegan will promptly notify the Investment Advisor if it learns of any material inaccuracy or misstatement in, or material omission from, any written information, as of the date such information was published, provided by Morgan Keegan to the Investment Advisor in connection with the performance of services by Morgan Keegan under this Agreement.

     SECTION 2. The Investment Advisor shall pay Morgan Keegan a fee computed monthly and payable quarterly in arrears commencing December 31, 2004 at an annualized rate of 0.10% of the Fund's Managed Assets, defined below (the "Additional Fee") for a term as described in Section 5 hereof; provided that, the total amount of the Additional Fee payable by the Investment Advisor hereunder, plus the amount of any expense reimbursement payable by the Investment Advisor or the Fund to the Underwriters pursuant to the Underwriting Agreement (defined below), will not exceed 4.5% of the total price to the public ("Maximum Compensation Amount") of the Fund's common shares (including all Primary Shares and Option Shares as such terms are described in the Underwriting Agreement, dated November __, 2004 (the "Underwriting Agreement"), by and among the Fund, the Investment Advisor and each of the Underwriters named therein) offered by the prospectus dated November __, 2004. All quarterly fees payable hereunder shall be paid to Morgan Keegan within 15 days following the end of each calendar quarter. Managed Assets is defined as the total assets of the Fund (including any assets attributable to any leverage) minus the sum of accrued liabilities other than debt entered into for purposes of leverage. Morgan Keegan hereby undertakes to notify the Investment Advisor when the Maximum Compensation Amount has been paid by the Investment Advisor.

     SECTION 3. The Investment Advisor acknowledges that the services of Morgan Keegan provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Morgan Keegan, and Morgan Keegan is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof.

     SECTION 4. Nothing herein shall be construed as prohibiting Morgan Keegan or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as Morgan Keegan's services to the Investment Advisor are not impaired thereby.

     SECTION 5. The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as the Investment Advisor acts as the investment manager to the Fund pursuant to the Investment Advisory Agreement (as such term is defined in the Underwriting Agreement), by and between the Fund and the Investment Advisor, or other subsequent advisory agreements.

     SECTION 6. The Investment Advisor will furnish Morgan Keegan with such information as Morgan Keegan reasonably believes appropriate to its assignment hereunder (all such information so furnished being the "Information"). The Investment Advisor recognizes and confirms that Morgan Keegan (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of the Investment Advisor's knowledge, the Information to be furnished by the Investment Advisor when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Investment Advisor will promptly notify Morgan Keegan if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Morgan Keegan.

     SECTION 7. It is understood that Morgan Keegan is being engaged hereunder solely to provide the services described above to the Investment Advisor and that Morgan Keegan is not acting as an agent or fiduciary of, and shall have no duties or liability to the current or future shareholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

     SECTION 8. The Investment Advisor agrees that Morgan Keegan shall have no liability to the Investment Advisor or the Fund for any act or omission to act by Morgan Keegan in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Morgan Keegan. The Investment Advisor agrees to indemnify and hold harmless Morgan Keegan and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with its performance under this Agreement not caused by Morgan Keegan's negligence or willful misconduct. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Investment Advisor's indemnification obligations shall not apply to any losses, claims, damages, liabilities, fines or expenses (including legal expenses) arising out of or relating to limitations on or the reasonableness or characterization of the compensation payable by the Investment Advisor to Morgan Keegan under this Agreement, including as a result of any violation of applicable rules of the NASD or other applicable law. This provision shall survive the termination and expiration of this Agreement.

     SECTION 9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of Tennessee. Each of Morgan Keegan and the Investment Advisor waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Investment Advisor agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Investment Advisor and may be enforced in any other courts to the jurisdiction of which the Investment Advisor is or may be subject, by suit upon such judgment.

     SECTION 10. This Agreement may not be assigned by either party, without the prior written consent of the other party.

     SECTION 11. All notices permitted or required to be sent under this Agreement shall be sent,
if to the Investment Advisor:           or if to Morgan Keegan:
   Morgan Asset Management, Inc.             Morgan Keegan & Company, Inc
   50 North Front Street                     50 North Front Street, 19th Floor
   Memphis, Tennessee 38103                  Memphis, Tennessee 38103
   Attention of Charles D. Maxwell           Attention of Equity Capital Markets

or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the US mail with certified postage prepaid or actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

     SECTION 12. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Additional Compensation Agreement as of the date first above written.



                                        MORGAN KEEGAN & COMPANY, INC.

                                        By:
                                           --------------------------------
                                        Name:
                                        Title:


                                        MORGAN ASSET MANAGEMENT, INC.

                                        By:
                                           --------------------------------
                                        Name:
                                        Title:


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